Exhibit 99.1

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES MANAGEMENT TRANSITION AND ENGAGEMENT OF FINANCIAL ADVISER TO ASSIST IN STRATEGIC REVIEW

Daniel Gallagher Appointed CEO; Robert Giardina Appointed Executive Chairman

Deutsche Bank hired as part of a strategic review process underway

New York, NY - February 25, 2015 - Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), today announced that Daniel Gallagher has been appointed Chief Executive Officer and Robert Giardina has been appointed Executive Chairman of the Board. Mr. Gallagher had been TSI’s President and Chief Operating Officer since January 2014, and prior to that the Chief Financial Officer. Mr. Giardina had been TSI’s CEO since 2010. The Company also announced that its Board of Directors is evaluating strategic alternatives, including a possible sale of the Company, and has retained Deutsche Bank Securities, Inc. to assist it in this process.

Mr. Giardina will work with Mr. Gallagher in the coming months to ensure a smooth transition and focus on assisting the Company with its strategic review. Thomas J. Galligan III, who has been the Chairman of the Board since March 2010, will remain on the Board as the lead independent director.

Bob. Giardina, said: “This is an exciting time for Town Sports as we are transforming our business to align with the changing fitness industry and evolving customer preferences. We have made significant improvements to our operations that better position us for the future. We expect our high value, low price (“HVLP”) strategy to drive improved productivity of our club base and see many opportunities ahead for Town Sports to leverage the growing consumer interest in health and fitness. We are focused on maximizing shareholder value and, while we continue to implement our HVLP conversion process, our Board has also engaged Deutsche Bank to assist it in exploring strategic alternatives for TSI. The Board and I feel the time is right for a smooth leadership transition at the Company.”

Mr. Giardina continued: “Dan Gallagher, with whom I have had the pleasure of working alongside for the past five years, has been instrumental in the development as well as the implementation of our HVLP strategy, which we have accelerated and expanded following its initial rollout. Dan is a proven leader, with an extensive financial background, including six years as CFO prior to assuming the role of COO at TSI. The Board and I have great confidence in Dan’s ability to lead our business forward and I am delighted to announce his appointment as CEO.”

Mr. Gallagher added, “I have been privileged to work with the outstanding team at TSI for the last sixteen years, including the last five working closely with Bob. During this time we have navigated many industry changes and have successfully adapted our business in response. We are encouraged by the early results of our HVLP strategy. Our focus will remain on driving a recovery in earnings and cash flow and maximizing shareholder value as we improve the performance and operations of our clubs and gain greater share of the growing health and fitness market. I look forward to Bob’s continued involvement as we execute this strategy at TSI.”

In a separate press release the Company announced its fourth quarter and full year earnings results and is hosting a conference call today, February 25, 2015 at 4:30 PM (Eastern) to discuss these results. Bob Giardina, Dan Gallagher, and Carolyn Spatafora, the Chief Financial Officer, will host the conference call. The conference call will be Webcast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning February 26, 2015.

Forward-Looking Statements:

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding future financial results and performance, potential sales revenue, potential club closures, HVLP conversions, the outcome of our strategic review, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “could” or the negative version of these words or other comparable words. These statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the success of our HVLP pricing strategy, the geographic concentration of the Company’s clubs, competitive pressure, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental matters, the application of Federal and state tax laws and regulations, any security and privacy breaches involving customer data, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 158 fitness clubs as of December 31, 2014, comprising 107 New York Sports Clubs, 30 Boston Sports Clubs, 13 Washington Sports Clubs (two of which are partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland, and one BFX Studio. These clubs collectively served approximately 484,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8200

farah.soi@icrinc.com